Exhibit 99(a)(1)(D)

450 S. Orange Avenue Orlando, FL 32801 Tel 866.745.3797 Fax 407.540.7653 www.CorporateCapitalTrust.com

Mailing Address: P.O. Box 4920 Orlando, Florida 32802-4920

THIS IS NOTIFICATION OF THE QUARTERLY SHARE REPURCHASE OFFER FOR THE QUARTER

ENDED JUNE 30, 2012.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS

NOTICE.

July 9, 2012

Dear Shareholder:

We have sent this letter to you to announce the quarterly share repurchase offer by Corporate Capital Trust, Inc. The purpose of this Offer (as defined below) is to provide limited liquidity to holders of shares of our common stock by offering to repurchase certain of those shares at $9.64 per share.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT $9.64 PER SHARE PLEASE DISREGARD

THIS NOTICE.

If you would like to tender a portion or all of your shares at $9.64 per share, you must request a copy of the Offer to Purchase, the Letter of Transmittal and other Offer documents (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). Please read the following pages and the Share Repurchase Package carefully as they contain important information about the Offer. Requests for the Share Repurchase Package may be directed to the Company or Transfer Agent as follows.

Our website: www.CorporateCapitalTrust.com/ShareRepurchase

Our toll-free phone number: (866) 650-0650

US mail:

Corporate Capital Trust, Inc.

430 W. 7th Street

Ste. 219001

Kansas City, MO 64105-1407

Shareholders may also contact their financial advisor, broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated July 9, 2012, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock in any jurisdiction in which the making or acceptance or offers to sell shares would not be in compliance with the laws of that jurisdiction.

CORPORATE CAPITAL TRUST, INC

SHARE REPURCHASE TERMS

Corporate Capital Trust, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland (the “Company,” “we,” or “us”), is offering to purchase 236,604 shares of our issued and outstanding common stock (the “Shares”) upon the terms and subject to the conditions described in the Offer to Purchase, dated July 9, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). This Offer has been approved by our Board of Directors (the “Board”).

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON AUGUST 15 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a price equal to $9.64 per Share, (the “Purchase Price”).

NEITHER THE COMPANY, ITS BOARD, CNL FUND ADVISORS COMPANY (“CFA”), KKR ASSET MANAGEMENT LLC (TOGETHER WITH CFA, THE “ADVISORS”), NOR CNL SECURITIES CORP, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER.

The Company will purchase, at $9.64 per share, all Shares properly tendered and not properly withdrawn prior to the Expiration Date (as defined below), upon the terms and subject to the conditions of the Offer, including the proration provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the purchase price for the Shares, regardless of any delay in making payment, nor will you be entitled to distributions on record dates that occur on or after the date that Company accepts your shares for purchase.

The term “Expiration Date” means 5:00 p.m., Central time, on August 15, 2012, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire.

For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered (and not properly withdrawn), only when, as and if the Company gives oral or written notice to DST Systems, Inc., the depositary and transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer. The Company will make payment for Shares tendered and accepted for payment under the Offer only after timely receipt by the Transfer Agent of timely confirmation of a book-entry transfer of such Shares into the Transfer Agent’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an “agent’s message”, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 236,604 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a pro-rata basis (with appropriate adjustments to avoid purchases of fractional shares) from all shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date.

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares. The Company also expressly reserves the right to terminate the Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to the Offer by making a public announcement of the termination or amendment in accordance with applicable law. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Securities Exchange Act of 1934, as amended), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRWeb, Marketwire or another comparable service.

Generally, the receipt of cash from the Company in exchange for a shareholder’s Shares will be a taxable event for the shareholder for U.S. federal income tax purposes. The receipt of cash for a shareholder’s Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company, as described in Section 13 of the Offer to Purchase. The Transfer Agent (or other applicable withholding agent) will withhold U.S. federal taxes on the gross proceeds of the Offer paid to a non-U.S. shareholder, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a non-U.S. shareholder furnishes to the Transfer Agent (or other applicable withholding agent).

To prevent the potential imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 or substituted Form W-9 (included with the original subscription) (for U.S. shareholders) or IRS Form W-8BEN, IRS Form W-8IMY, IRS Form W-8ECI, or other applicable form (for non-U.S. shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.

Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time prior to 12:00 midnight, eastern time, on August 31, 2012. For such withdrawal to be effective, the Transfer Agent must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at the respective addresses or facsimile number specified for such manner of delivery set forth on the notice of withdrawal. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.

The Company will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding, subject to a shareholder’s right to challenge the Company’s determination in a court of competent jurisdiction. CNL Fund Advisors, as Administrator for the Company, will not be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The purpose of the Offer is to provide limited liquidity to our shareholders, because there is otherwise no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers, for approximately 2.5% of our weighted average number of outstanding shares for the trailing four quarters. We will repurchase tender shares to allow our shareholders to tender their Shares at a price based upon our NAV per Share as of the end of our most recent fiscal quarter prior to the date of repurchase. Our repurchase program recognizes that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event.” A liquidity event could include: (i) a merger or another transaction approved by our board of directors in which our shareholders will receive cash or shares of a listed company; or (ii) a sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our Board will consider in determining whether to pursue a liquidity event.

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